EXHIBIT 5.2

Tarragon Corporation
1775 Broadway, 23rd Floor
New York, New York 10019

Metzger & McDonald PLLC
2626 Cole Avenue, Suite 900
Dallas, Texas 75204-1083

Re: Securities to be Registered Under Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as special Nevada counsel to Tarragon Corporation, a Nevada corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the offer and sale of up to an aggregate of 2,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), that may be issued from time to time pursuant to Options or Awards granted under the Tarragon Corporation Omnibus Plan adopted March 8, 2004, approved by the stockholders of the Company on June 14, 2004, as amended by Amendment No. 1 to Tarragon Omnibus Plan effective as of June 18, 2004 (collectively, the “Plan”). Capitalized terms used herein that are not otherwise defined herein shall have the meaning as given to such terms in the Registration Statement.

     This opinion is being furnished at the request of the Company. In connection with this opinion, we have examined copies of the following documents (the “Reviewed Documents”):

1.	the Registration Statement;

2.	the Plan;

3.	the Prospectus of the Company dated March 31, 2005, regarding the Plan (the “Prospectus);

RENO OFFICE: 1100 BANK OF AMERICA PLAZA, 50 WEST LIBERTY STREET• RENO, NEVADA 89501 • (775) 788-8666 • FAX (775) 788-8682
CARSON CITY OFFICE: 410 SOUTH CARSON STREET • CARSON CITY, NEVADA 89701 • (775) 841-2115 • FAX (775) 841-2119
WASHINGTON, DC OFFICE: 101 CONSTITUTION AVENUE NW, SUITE 800 • WASHINGTON, DC 20001 • (202) 742-4264 FAX (202) 742-4265

Tarragon Corporation
March 31, 2005

4.	Articles of Incorporation of the Company filed with the Nevada Secretary of State (“NSOS”) on April 2, 1997, as modified by Articles of Merger filed with the NSOS on July 25, 1997, and Articles of Merger filed with the NSOS on November 24, 1998, and as amended by the Certificate of Designations, Preferences and Relative Participating or Optional or Other Special Rights, and Qualifications, Limitations or Restrictions Thereof of Special Stock filed with the NSOS on May 1, 2000, and a Certificate of Amendment filed with the NSOS on June 17, 2004, and as further amended by a Certificate of Correction filed with the NSOS on June 22, 2004;

5.	Bylaws of the Company;

6.	Officer’s Certificate dated March 31, 2005, certifying to the matters stated therein, including resolutions of the Board of Directors of the Company (“Officer’s Certificate”); and

7.	Good Standing Certificate of the Company issued by the Nevada Secretary of State dated March 24, 2005.

     We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Reviewed Documents.

     We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents and corporate records as we have deemed necessary or appropriate. With respect to the matters set forth below, we are relying as to certain factual matters (but not legal conclusions) solely upon the certificates of public officers and agencies and corporate officers of the Company including, without limitation, the Officer’s Certificate. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

     We have further assumed that the Company will receive the full amount and type of consideration (as specified in the Plan and each applicable Award or Option agreement) for each of the Shares or will have received such consideration based upon issuance of the Shares pursuant to the applicable Award or Option agreement, that such consideration will be in cash, personal property or services already performed, that such consideration will equal or exceed the par value of the Shares, that appropriate certificates evidencing the Shares will be properly executed upon each issuance and that each grant of an Award or Option pursuant to the Plan will be duly authorized.

     Based upon and subject to the foregoing and the other qualifications, assumptions and limitations stated in this opinion letter, we are of the opinion that, as of the date hereof, up to 2,000,000 shares of Common Stock have been duly and validly authorized and reserved for issuance by all necessary corporate action on the part of the Company, and, when issued in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan or the relevant Award or Option agreement, will

Tarragon Corporation
March 31, 2005

be validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

     Nothing herein shall be deemed an opinion as to the laws of any jurisdiction other than the State of Nevada. We express no opinion regarding any securities law or rule. We disclaim any liability as an expert under the securities laws of the United States or any other jurisdiction.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to this firm under the caption “Legal Matters” in the Registration Statement and the Prospectus. By giving such consent we do not admit that we are an expert with respect to any part of the Registration Statement, including, without limitation, all exhibits thereto, within the meaning of “expert” as used in the Act.

     This opinion is intended solely for the use of the Company and Metzger & McDonald PLLC, in connection with the Registration Statement. It may not be relied upon by any other person or for any other purpose, or reproduced or filed publicly by any person, without the written consent of this firm.

Very truly yours,

LIONEL SAWYER & COLLINS

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